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                                                                   EXHIBIT 12(A)
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                                                                 BANPONCE CORPORATION
                                                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                             AND PREFERRED STOCK DIVIDENDS
                                                                (Dollars in thousands)

                                                                Year Ended December 31,

                                               1996          1995        1994         1993          1992
Income before income taxes                    256,028      206,130      175,177      132,140      100,145

Fixed charges

  Interest expense                            591,540      521,624      351,633      280,008      300,135
  Estimated interest component
   of net rental payments                       6,346        6,012        5,568        4,827        4,691

  Total fixed charges including
   interest on deposits                       597,886      527,636      357,201      284,835      304,826

  Less: Interest on deposits                  350,221      329,783      247,726      219,447      253,375

  Total fixed charges excluding
   Interest on deposit                        247,665      187,853      109,475       65,388       51,451

  Income before income taxes and
   fixed charges (including interest
    on deposits)                             $853,914     $733,766     $532,378     $416,975     $404,971

  Income before income taxes and
   fixed charges (excluding interest
    on deposits                              $503,693     $403,983     $284,652     $197,528     $151,596

  Preferred stock dividends                  $  8,350     $  8,350     $  4,630     $    770     $    770


  Ratio of earnings to fixed charges

   Including Interest on Deposits                 1.4          1.4          1.5          1.5          1.3

   Excluding Interest on Deposits                 2.0          2.0          2.6          3.0          2.9

  Ratio of earnings to fixed charges &
    Preferred Stock Dividends

    Including Interest on Deposits                1.4          1.4          1.5          1.5          1.3

    Excluding Interest on Deposits                2.0          2.0          2.5          3.0          2.9
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